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                                 PLAN OF MERGER

                                       of

                        PIONEER COMMERCIAL FUNDING CORP.,
                             a New York Corporation

                                      into

                             PCF ACQUISITION CORP.,
                             a New York Corporation

               The Plan of Merger (hereafter designated the "Plan"), as heretofore adopted, whereby Pioneer Commercial Funding Corp., a New York corporation (hereinafter called "Pioneer"), shall merge with and into PCF Acquisition Corp., a New York corporation (hereinafter called the "Surviving Corporation"), is hereby modifed and restated, as follows:

               1. The constituent corporations to this Plan are Pioneer and the Surviving Corporation. The surviving corporation under this merger shall be the Surviving Corporation.

               2. The designation and number of outstanding shares of each class and series of capital stock for each constituent corporation to this Plan are, as follows:

                  (a) the Surviving Corporation has present authorized capital consisting of 5,000,000 shares of common stock, $.01 par value, all of which stock is voting stock and of which 274,874 shares are issued and outstanding.

                  (b) Pioneer has present authorized capital consisting of (i) 1,000,000 shares of Class A Common Stock, $.01 par value, all of which stock is voting stock and of which 318,017 shares are issued and outstanding; (ii) 1,000,000 shares of Class B Common Stock, $.01 par value, all of which stock is voting stock and of which 406,811 shares are issued or outstanding; and (iii) 2,000,000 shares of Class A Preferred Stock, $.01 par value, none of which stock is voting stock and of which 162,798 shares are issued and outstanding.

               3. The terms and conditions of the merger, including the manner and basis of converting the shares of Pioneer into the shares or other securities of the Surviving Corporation, are as follows:

                  (a) Each issued and outstanding share of Class A Common Stock, Class B Common Stock and Class A Preferred Stock of Pioneer held by shareholders of Pioneer immediately prior to the effective date of the merger to be effected by this Plan (the "Effective Date") shall be changed and converted, upon such Effective Date, into one share of the Common Stock of the

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Surviving Corporation.

                  (b) After the Effective Date, each holder of outstanding certificates representing shares of capital stock of Pioneer shall surrender the same to the Surviving Corporation and each such holder shall be entitled, upon such surrender, to receive the number of shares of Common Stock of the Surviving Corporation as is provided for in subparagraph (a) of this paragraph 3.

                  (c) Upon the Effective Date, the separate existence of Pioneer shall cease and said corporation shall be merged with and into the Surviving Corporation and the Surviving Corporation shall possess all the rights, privileges, powers, and franchises of a public and private nature and shall be subject to all the duties of each of the corporations parties to this Plan, and all and singular the rights, privileges, powers, and franchises of each of the corporations parties to this Plan, and all property, real, personal, and mixed, and all debts due to any of the corporations parties to this Plan on whatever account shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, contracts, and franchises and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective corporations parties to this Plan; but all rights of creditors and all liens upon any property of either of the corporations parties to this Plan shall be preserved unimpaired and all debts, liabilities and duties of the respective corporations parties to this Plan shall thenceforth attach to the Surviving Corporation and be enforceable against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

                  (d) If, at any time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, the title to any property or rights of Pioneer, the proper officers and directors of Pioneer shall and will execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Plan.

                  (e) Upon the Effective Date, the assets and liabilities of the corporations parties to this Plan shall be carried on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on such date on the books of the corporations parties to this Plan. The capital surplus and earned surplus of the Surviving Corporation shall be the sum of the respective capital surpluses and earned surpluses of the corporations parties to this Plan, subject in each case to such intercompany adjustments or eliminations as may be required to give effect to the merger. The aggregate amount of the net assets of the corporations parties to this Plan legally available

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for the payment of dividends immediately prior to the merger, to the extent that the value thereof is not transferred to stated capital by the issuance of shares or otherwise, shall continue to be available for the payment of dividends by the Surviving Corporation.

                  (f) On the Effective Date, the Board of Directors of the Surviving Corporation shall be expanded from three members to six members. Messrs. Arthur H. Goldberg and Elie Housman, who presently serve as directors of both Pioneer and the Surviving Corporation, shall continue to serve as directors of the Surviving Corporation upon and after consummation of the merger to be effected by this Plan. Steven D. Dreyer, the remaining member of the presently constituted Board of Directors of the Surviving Corporation, shall be deemed to have resigned as such director upon consummation of the merger to be effected by this Plan, and the vacancies created by such resignation and said expansion of the Board of the Surviving Corporation shall be filled by Ms. Glenda Klein, and Messrs. Uri Lieber, Ezra Harel and Richard Fried, each of whom currently serves as a director of Pioneer. Each of the directors of the Surviving Corporation immediately after consummation of the merger to be effected by this Plan shall continue in office until he or she resigns and/or his or her successor is duly elected.

                  (g) Immediately prior to the consummation of the merger to be effected by this Plan, all of the then duly elected officials of the Surviving Corporation shall be deemed to have resigned from each of the official positions respectively held by them. Upon consummation of the merger to be effected by this Plan, the following persons shall be deemed to have been duly elected to serve as officials of the Surviving Corporation in the capacities hereinbelow set forth:

               Uri Lieber               President  (Chief  Executive  Officer)
                                           and  Assistant Secretary

              Glenda Klein                 Senior  Vice   President,  Secretary,
                                           Treasurer and Chief Financial
                                           Officer

              Richard Fried                Vice President

Each of the officers of the Surviving Corporation immediately after consummation of the merger to be effected by this Plan shall continue in office until he or she resigns and/or his or her successor is duly elected.

                  (h) The bylaws of the Surviving Corporation, as they shall exist on the Effective Date, shall be and remain the bylaws of the Surviving Corporation until the same shall be altered, amended, or repealed as therein provided.

                  (i) On the Effective Date, the name of the
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Surviving Corporation shall be changed to Pioneer Commercial Funding Corp.

               4. In order to implement  the change of the name of the Surviving
Corporation,   as  provided  in  paragraph  3(h)  hereof,   the  Certificate  of
Incorporation of the Surviving Corporation shall be amended as follows:

                  Paragraph FIRST shall be amended to read:

                  "FIRST: The name of the corporation is PIONEER COMMERCIAL FUNDING CORP."

               5. Anything herein or elsewhere contained to the contrary notwithstanding, the Plan may be modified, and/or terminated and abandoned by mutual consent of the Boards of Directors of the corporations party hereto at any time prior to the Effective Date.

               6. The Effective Date (as such term is used herein) of the Plan, and the merger to be effected hereby, shall be the date when the certificate of merger required to be filed by the New York Department of State in order to effectuate the merger contemplated herein shall have been filed.

               IN WITNESS WHEREOF, each of the corporations, parties hereto, has caused this Plan to be executed on its behalf by the officers hereinbelow identified.

Dated:  As of November 4, 1994

PIONEER COMMERCIAL FUNDING CORP,                  PCF ACQUISITION CORP.,
a New York Corporation                            a New York corporation



By:_____________________________                  By:___________________________
         Uri Lieber, President                       Arthur H. Goldberg, Pres.


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